EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is entered into by and between China Polypeptide Group, Inc., a Delaware corporation (the “Company”), and Richard Liu (the “Employee”), effective as of March 1, 2010 (“Effective Date”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein, and the Employee desires to be employed by the Company in such capacity on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Employment. The Company hereby employs the Employee, and the Employee hereby accepts such employment on the terms and conditions hereinafter set forth.

2.           Term of Employment. The initial term of employment under this Agreement shall be for a three (3) year period commencing on the Effective Date (the “Term”) unless the Agreement is terminated earlier in accordance with the provisions herein; provided that such Term will be extended upon the same terms and conditions contained herein and any additional terms and conditions upon expiration of the Term as mutually agreed by both parties (an “Extended Term”) unless a written notice of nonrenewal is given by either party at least ninety (90) days prior to the expiration date of the Term or the Extended Term, as the case may be.

3.           Duties. The Employee shall be appointed as Chief Financial Officer and, as such, the Employee shall perform such duties and possess such authorities and privileges consistent with such position and such duties and rights as may reasonably be assigned by and subject to the direction of the Company’s Chief Executive Officer or any other executive officer in similar capacities in writing from time to time during the Term. The Company shall provide all necessary supports and convenience for the performance of such duties of the Employee.  During the Term, the Employee shall have no other employment or receive compensation for services rendered to any other person other than the Company and any affiliated entities without the consent of the Company.  Accordingly, the Employee agrees to devote his full working time and best efforts in such capacities as set forth herein to the business of the Company.  Notwithstanding the foregoing, the Employee may engage in other activities, such as serving on the board of directors or advisors of any entity and activities involving any professional, charitable, educational, religious and similar types of entity provided that such other activities do not materially interfere with or prohibit the performance of the Employee’s duties under this Agreement, or conflict in any material way or compete, directly or indirectly, with the business of the Company or of its subsidiaries and affiliates.

4.           Compensation. The Employee’s compensation (the “Compensation”) shall consist of the following:

4.1               Annual Base Salary. The Employee shall be paid an annual base salary equivalent to no less than RMB 600,000 per year, payable in equal monthly installments once every month, by the Company or its designated subsidiaries or affiliates.  From time to time during the Term (or the Extended Term, as the case may be), the Employee’s base salary may be increased at the discretion of the Company, but shall in no event be decreased from the amount of the base salary in effect at that time. The Company shall review the Employee’s base salary at least on an annual basis.

4.2               Cash Bonus. In addition to the Employee’s base salary, the Employee shall be eligible to receive at the Company’s sole discretion, performance-based bonuses from time to time in accordance with the Company’s bonus policy for executive employees.

4.3              Stock Award. The Employee shall have the right to receive, in the form of a restricted stock grant (the “Restricted Stock”), a) 8,000 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), which shall vest immediately upon execution of this Agreement, and b) an additional 90,000 shares of Common Stock, which 90,000 shares shall vest in six (6) equal installments of 15,000 shares at the beginning of each six-month period during the Term of this Agreement, with the first installment of 15,000 shares vesting on March 1, 2010.  The Restricted Stock shall be “restricted” and cannot be resold without their prior registration or compliance with the terms of Rule 144 promulgated by the Securities Act of 1933, as amended (the “Securities Act”) or an exemption from the Securities Act.  The number of shares and/or kind of Restricted Stock referenced in this section are subject to adjustments in the case of any stock split, subdivision, reverse stock split, combination, recapitalization, reclassification, reorganization, merger, consolidation, or similar events.

4.4              Stock Option Grant. The Employee shall be eligible to be granted stock options (the “Stock Options”) under the stock option plan or any other share incentive program of the Company that is to be issued. The number of the Stock Options to be granted to the Employee over the same vesting period shall be no less than those to be granted to the Company’s Chief Executive Officer and/or any other such executive officer in similar capacities with no less frequent vesting schedule than such other executive officers.

5.           Expenses.  The Employee shall be reimbursed for all reasonable expenses for travel, lodging, communication, entertainment and other expenses as incurred in connection with the business of the Company in accordance with the Company’s business expense policy in effect from time to time.  The Employee shall provide receipts of such expenses.

6.           Annual Vacation.  The Employee shall be entitled to a paid annual vacation of 10 business days in any given calendar year. The unused vacation days may be carried forward to the following calendar year.

7.            Other Benefits.  During the Term, the Employee shall be afforded the other welfare benefits, including, without limitation, health insurance and retirement benefits, in accordance with the Company’s executive employee pension or welfare benefit policies or plans and the applicable laws and regulations.

8.           Termination. Notwithstanding Section 2 above, the Employee’s employment with the Company may be terminable at any time during the Term or the Extended Term, as the case may be (“Early Termination”) as follows:

8.1               By the Company, subject only to such notification requirements as are required by this Section 8.1:

(i)
upon the Employee’s incapacitation by accident, sickness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder, other than any such circumstance caused in performing the duties and services for the Company, for a period of at least 180 days during any 12-month period;

(ii)
for “Cause,” which for purposes of this Agreement shall mean the Employee has (a) engaged in gross negligence or willful misconduct that results in material harm to the Company, (b) repeatedly failed to perform his assigned duties after receiving written notification of such failure from the Company, (c) materially breached any material provision of this Agreement, (d) been convicted of a felony under the applicable laws (other than a traffic violation), (e) been declared by a court that the Employee is insane or incompetent to manage his business affairs, or (f) been habitual drug or alcohol abuse which materially impairs the Employee’s ability to perform his duties, in each case of which the Company shall be entitled to terminate the employment hereunder upon thirty (30) days’ prior written notice to the Employee, which notice shall state the reason for such termination; or

(iii)	for any other reason, upon 90 days written notice to the Employee; and

8.2              By the Employee, subject only to such notification requirements as are required by this Section 8.2:

(i)
for “Good Reason,” which for purposes of this Agreement shall mean (a) a material breach of any material provision of this Agreement by the Company, (b) a material  reduction in or adverse modification of the nature and scope of the Employee’s authority, duties and privileges while being employed (whether or not accompanied by a change in title), or (c) any reduction by the Company in the Employee’s Compensation as defined in Section 4 or the Company’s failure to pay to the Employee any portion of the Employee’s Compensation as defined in Section 4, but in each case only if such Good Reason has not been corrected or cured by the Company within 30 days after the Company has received a written notice from the Employee of Employee’s intent to terminate the Employee’s employment for Good Reason and specifying the basis for such termination, and the Employee’s termination shall become effective on the 31st day following the notice to the Company if the Company fails to remedy or cure the circumstances constituting Good Reason within such a 30-day period; or

(ii)	for any other reason, upon 90 days written notice to the Company.

9.           Effect upon Termination.

9.1              Upon the Early Termination of the Employee’s employment as defined in Section 8 above, the Employee shall be entitled to receive the following:

(i)        In the event, during the Term (or the Extended Term, as the case may be), the Company terminates the Employee’s employment with the Company for any reason other than Sections 8.1 (i) and 8.1 (ii), within thirty (30) days following such Early Termination, the Employee shall receive from the Company (a) any accrued and unpaid cash salary and bonus and any accrued and unvested Restricted Stock and Stock Options for any prior year and on a pro rata basis for the year in which such Termination occurs and (b) six (6) months, i.e., 50%, of the Compensation (as defined in Section 4), including 50% of his then current annual base salary, 50% of cash bonus equivalent to the average annual cash bonus payments paid by the Company to the Employee in the preceding years while being employed, and any non-vested Restricted Stock and Stock Options that otherwise would have been vested during the six (6) months following the date of the Early Termination.

(ii)        In the event, during the Term (or the Extended Term, as the case may be), the Employee terminates the Employee’s employment with the Company pursuant to Section 8.2 (i), within thirty (30) days upon such Early Termination, the Employee shall receive from the Company (a) any accrued and unpaid cash salary and bonus and any accrued and unvested Restricted Stock and Stock Options for any prior year and on a pro rata basis for the year in which such early Termination occurs as of the date of Early Termination, and (b) three (3) months, i.e., 25%, of the Compensation (as defined in Section 4), including 25% of his then current annual base salary, 25% of cash bonus equivalent to the average annual cash bonus payments paid by the Company to the Employee in the preceding years while being employed, any non-vested Restricted Stock and Stock Options that otherwise would have been vested during the three (3) months following the date of the Early Termination.

9.2              In the event of Early Termination pursuant to Sections 8.1 (i), (ii) and 8.2 (ii), within thirty (30) days following the date of such Early Termination, the Company shall pay the Employee any accrued and unpaid cash salary and bonus and any accrued and unvested Restricted Stock and Stock Options for any prior fiscal year and on a pro rata basis for the year in which such Termination occurs.

9.3              All Stock Options that are vested to the Employee shall remain exercisable until the one-year anniversary following the termination or the expiration of the Employee’s employment or their original maximum term without regard to any early termination provisions.

10.           Indemnification. The Company shall indemnify, defend and hold the Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by the Employee in good faith while performing services within the scope of his employment for the Company.  The Company’s obligation under this Section 10 shall survive any termination or expiration of the Employee’s employment.

11.           Confidential Information. The Employee agrees that both during the Term and one year thereafter to keep secret and confidential all information labeled confidential or not generally known which is heretofore or hereafter acquired concerning the business and affairs of the Company, including without limitation, information regarding trade secrets, proprietary processes, confidential business plans, market research data and financial data, and further agrees not to disclose any such information to any person, firm, or corporation or use the same in any manner other than in furtherance of the business or affairs of the Company or unless such information shall become public knowledge by other means.  The Employee agrees that such information is a valuable, special, and unique asset of Company. Upon the termination of the Employee’s employment with Company, the Employee shall immediately return to the Company all documents, records, notebooks, and similar repositories of information relating to confidential information of the Company and/or the development of any inventions. The provisions of this Section 11 shall survive the termination of this Agreement and the Employee’s employment for one year.

 12.           Notice. Any and all notices or other communications of deliveries required or permitted to be provided hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

(a)	If to the Company, to:
Dongliang Chen
China Polypeptide Group, Inc,
No. 11 Jiangda Road
Jianghan Economical Development Zone
Wuhan 430023, PRC

(b)	If to the Employee by email or to the address or facsimile number that is on file with the Company from time to time, as may be updated by the Employee.

13.           Entire Agreement. Except as provided below, this Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.

14.           Parties Bound. The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective subsidiaries, affiliates, successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided, however, that this Agreement may not be assigned by the Company or the Employee without the prior written consent of the other party.

15.           Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.           Governing Law. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of Hong Kong Special Administrative Region of PRC, without reference to any conflict of law or choice of law principles thereof.

17.           Arbitration.

17.1              Except as provided in Section 17.2, any dispute, claim or controversy arising in connection with this Agreement shall be settled by arbitration in Hong Kong in accordance with Hong Kong International Arbitration Institute (except as modified herein). Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrators shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction.

17.2              Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction.

18           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

19.           Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

China Polypeptide Group, Inc.

/S/ Dongliang Chen
Dongliang Chen
Chairman & Chief Executive Officer

Employee

/s/ Richard Liu
Richard Liu